AMENDMENT NUMBER 2 TO EMPLOYMENT AGREEMENT

AMENDMENT NUMBER 2 TO EMPLOYMENT AGREEMENT (“Amendment No. 2”), dated as of July 30, 2007 by and between DOV PHARMACEUTICAL, INC., a Delaware corporation (the “Company”) and BARBARA DUNCAN (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company and Executive entered into an Employment Agreement dated as of August 3, 2004 and as amended on June 30, 2006 (the “Employment Agreement”);

WHEREAS, the Company and the Executive both desire to modify certain provisions of the Employment Agreement;

WHEREAS, capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Employment Agreement.

NOW, THEREFORE, the parties mutually agree as follows:

1. Section 1.01 “Term” of the Employment Agreement shall be deleted from the Employment Agreement and replaced with the following provision:

Section 1.01. Term. The initial term of this Employment Agreement shall commence on expiration of the Executive’s previous employment contract (August 21, 2004), and, unless sooner terminated pursuant to Article III hereof, shall terminate on June 30, 2009 (the “Initial Employment Period”). Unless sooner terminated pursuant to Article III, the parties may by written agreement renew this Agreement for one year (each such one-year period hereinafter referred to as a “Renewal Period”; the Initial Employment Period and all Renewal Periods hereinafter (if any) referred to as the “Employment Period”).

2.   Section 1.02 “Position” of the Employment Agreement shall be deleted from the Employment Agreement and replaced with the following provision:

Section 1.02.  Position. The Company shall employ the Executive and the Executive shall serve as Chief Executive Officer and Principal Financial Officer during the Employment Period.

3.  Paragraph (a) of Section 1.03 “Duties” of the Employment Agreement shall be deleted from the Employment Agreement and replaced with the following provision:

Section 1.03.  Duties. (a) Subject to the responsibility vested in the Board of Directors of the Company (the “Board”) under the General Corporation Law of the State of Delaware, the Executive shall have such responsibility and authority as are customarily possessed and exercisable by the Chief Executive Officer and Principal Financial Officer of a corporation. The Executive shall also perform such other executive and administrative duties (not inconsistent with the position of Chief Executive Officer and Principal Financial Officer) as the Executive may reasonably be expected to be capable of performing on behalf of the Company and any subsidiaries and affiliates of the Company as may from time to time be authorized or directed by the Board.

4.  Section 2.01 “Basic Compensation” shall be deleted from the Employment Agreement and replaced with the following provision:

Section 2.01.  Basic Compensation. As compensation for the Executive's services hereunder, the Company shall pay to the Executive an annual salary of $369,000 (as adjusted, "Basic Compensation"), payable in bi-weekly or monthly installments. The Basic Compensation may be increased in the discretion of the Board.

5.  Paragraph (d) of Section 3.01 “Termination of Employment by Company” shall be deleted from the Employment Agreement and replaced with the following provision:

 (d) In the case of termination of the Executive by the Company other than pursuant to Section 3.01(a), Section 3.02 or Section 3.04, the Company shall be obligated to pay the Executive and the Executive shall be entitled to receive, in complete and total satisfaction of the obligations of the Company hereunder, an amount equal to Basic Compensation for a period commencing on the date of such termination and ending on the date that is eighteen (18) months thereafter. Basic Compensation shall be paid at the intervals set forth in Article II.

6. Paragraph (a) of Section 3.03 “Termination of Employment by the Executive” shall be deleted from the Employment Agreement and replaced with the following provision:

Section 3.03.  Termination of Employment by the Executive. (a) If during the Employment Period there should occur any of the following events (each of the following being an event giving the Executive the right to resign for "Good Reason”): (i) a change in the title and/or responsibilities of the Executive, such that the Executive is no longer functionally the Chief Executive Officer and Principal Financial Officer of the Company and no longer has such responsibilities and authorities as are customarily exercisable by the Chief Executive Officer and Principal Financial Officer of a corporation, (ii) a failure by the Company to provide the Executive with Basic Compensation, Incentive Compensation or Benefits, other than a failure that is not in bad faith and is remedied by the Company within 15 days after receipt of notice thereof given by the Executive, or (iii) a breach by the Company of a material term of this Employment Agreement that is not remedied by the Company within 15 days of receipt of notice thereof by the Executive, the Executive may elect to terminate her employment by notice to the Company (subject to Article IV hereof). If the Executive exercises such election, the Employment Period shall terminate effective upon the later to occur of (x) receipt of such notice by the Company and (y) expiration of the 15-day period referred to in Section 3.03(a)(ii) or (iii).

7.  Paragraph (b) of Section 3.03 “Termination of Employment by the Executive” shall be deleted from the Employment Agreement and replaced with the following provision:

(b) If the Executive exercises her election to terminate pursuant to Section 3.03(a), the Company shall be obligated to pay the Executive and the Executive shall be entitled to receive, in complete and total satisfaction of the obligations of the Company hereunder, an amount equal to Basic Compensation for the period commencing on the date of such termination and ending on the date that is eighteen (18) months thereafter. Basic Compensation shall be paid at the intervals set forth in Article II.

8.  Section 3.04 “Change of Control” shall be deleted from the Employment Agreement and replaced with the following provision:

Section 3.04. Change of Control. If, within two (2) months following a Change in Control (as defined in Section 3.05), (i) the Company terminates the Executive's employment hereunder other than pursuant to Section 3.01(a) or Section 3.02, or (ii) the Executive terminates her employment hereunder for Good Reason, the Company shall be obligated to pay the Executive, and the Executive shall be entitled to receive in complete and total satisfaction of the obligations of the Company hereunder, an amount equal to the Executive’s Basic Compensation for the period commencing on the date of such termination and ending on the date that is (x) twenty four (24) months if such Change of Control occurs after June 30, 2008, and (y) thirty six (36) months if such Change of Control occurs before June 30, 2008.

9.  Section 5.09 “Entire Agreement; Amendments” shall be deleted from the Employment Agreement and replaced with the following provision:

Section 5.09.  Entire Agreement; Amendments. This Employment Agreement, as amended by Amendment Nos. 1 and 2, contains the entire understanding of the parties hereto with regard to the subject matter contained herein, and supersedes all prior agreements or understandings between the parties hereto or any related parties. This Employment Agreement may be amended only pursuant to a writing signed by both parties hereto.

10.  All other provisions of the Employment Agreement shall remain in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

DOV PHARMACEUTICAL, INC.

By:	/s/ Arnold Lippa	/s/ Barbara Duncan
	Name: Arnold Lippa	Barbara Duncan
Title: Executive Chairman of the Board